Exhibit 1.2

            Amendment No. 1 to Standby Equity Distribution Agreement

          This amendment makes reference to the Standby Equity Distribution Agreement (the "Distribution Agreement"), dated as of April 16, 2003, between Biopure Corporation and BNY Capital Markets, Inc. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Distribution Agreement.

          1. The undersigned parties hereby agree that the Distribution Agreement shall be amended such that the terms (a) "Registration Statement," as defined in Section 3.01 of the Distribution Agreement, shall also be deemed to refer to the Company's registration statement on Form S-3 (Registration No. 333-106288) for the registration of $50,000,000 aggregate amount of Common Shares and warrants to purchase Common Shares and (b) "Prospectus," as defined in Section 3.01 of the Distribution Agreement, shall also be deemed to refer to the prospectus constituting a part of the Registration Statement referred to in clause (a) above, together with the Prospectus Supplement and any Issuance Supplement.

          2. BNYCMI agrees that the opinion, comfort letter and certificate delivered by the Company in connection with the effectiveness of Registration Statement No. 333-106288 shall be deemed to satisfy all outstanding Company obligations for deliveries pursuant to Sections 4.07, 4.08 and 4.09 of the Distribution Agreement arising on or prior to the date hereof.

          3. The Company agrees to pay the reasonable fees of counsel for BNYCMI up to $2,500 in connection with this amendment.

          4. With respect to Section 4.10 of the Distribution Agreement, the Company may submit an Issuance Notice that describes in reasonable detail the existence of offers to sell Common Stock outside the restrictions of Section 4.10, and BNYCMI shall have the right in its unfettered discretion to sell Common Stock pursuant to the Issuance Notice. Such action on the part of BNYCMI will constitute a waiver of the restriction only for such Issuance Notice and only to the extent BNYCMI elects to sell Common Stock pursuant to the Issuance Notice.

          5. This amendment shall be governed by, interpreted under and construed in accordance with the internal laws of the State of New York applicable to agreements made and to be performed within the State of New York without giving effect to principles of conflicts of laws thereof.


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          6. This amendment may be executed in counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument. Delivery of an executed amendment by one party to the other may be made by facsimile transmission.

          7. Except as amended hereby, the Distribution Agreement remains in full force and effect as written.

Dated:    July 1, 2003

                                          BIOPURE CORPORATION

                                          By:  /s/ Ronald F. Richards
                                               ----------------------------
                                          Name: Ronald F. Richards
                                          Title:  Chief Financial Officer


                                          BNY CAPITAL MARKETS, INC.

                                          By:  /s/ Wesley Pritchett
                                               ----------------------------
                                          Name: Wesley Pritchett
                                          Title: Managing Director